UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                  Neuberger Berman Real Estate Income Fund Inc.
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             (Exact name of registrant as specified in its charter)


                Maryland                                55-0799916
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)

      605 Third Avenue, Second Floor, New York, NY              10158
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       (Address of principal executive offices)               (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

           Title of each class             Name of each exchange on which
           to be so registered             each class is to be registered
           -------------------             ------------------------------
       Common Stock Purchase Rights           New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. /X/

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. / /

Securities Act registration statement file number to which this form relates:
N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                                      None
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                                (Title of Class)

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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

        On July 16, 2007, the Board of Directors of Neuberger Berman Real Estate Income Fund Inc. (the "COMPANY") adopted a resolution declaring a dividend of one right (a "RIGHT") for each outstanding share of common stock, par value $.0001 per share (the "COMMON SHARES"), of the Company. The dividend is payable on July 18, 2007 (the "RECORD DATE") to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company six Common Shares at a price equal to the aggregate par value of such Common Shares (the "PURCHASE PRICE"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (the "RIGHTS AGREEMENT") between the Company and The Bank of New York, as Rights Agent (the "RIGHTS AGENT").

        Until 10 days following a public announcement that a person or entity ("Person") or group of affiliated or associated Persons has acquired beneficial ownership of 20% or more of the Company's outstanding Common Shares (an "ACQUIRING PERSON") (such date being called the "DISTRIBUTION DATE"), the Rights will be evidenced, with respect to any of the Common Shares outstanding as of the Record Date, by such Common Share with a copy of the Summary of Rights, which is an exhibit to the Rights Agreement, deemed attached thereto.

        The Rights Agreement provides that, until the Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the Common Shares. Until the Distribution Date (or earlier redemption or expiration of the Rights), Common Shares issued after the Record Date upon transfer or new issuance of Common Shares will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the transfer of any Common Shares, even without such notation or a copy of the Summary of Rights being attached thereto, will also constitute the transfer of the Rights associated with such Common Shares. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("RIGHT CERTIFICATES") will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

        The Rights are not exercisable until the Distribution Date. The Rights will expire on November 13, 2007 (the "FINAL EXPIRATION DATE"), unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

        The number of outstanding Rights and the number of Common Shares issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of the Common Shares or a stock dividend on the Common Shares payable in Common Shares or subdivisions, consolidations or combinations of the Common Shares occurring, in any such case, prior to the Distribution Date.

        Common Shares purchasable upon exercise of the Rights will not be redeemable.

        In the event that any Person or group of affiliated or associated Persons becomes an Acquiring Person, the Rights Agreement provides that proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person in excess of the Rights associated with the Applicable Percentage of the Common Shares outstanding on or prior to the Distribution Date or in excess of the Applicable Percentage of the Rights outstanding after the Distribution Date (which will thereafter be void), will thereafter have the right to receive (subject to adjustment) upon exercise six Common Shares. "Applicable Percentage" shall mean 18% of the Company's outstanding Common Shares; provided, however, that if a Person or group of Persons has filed a Schedule 13D or 13G under the Exchange Act, or an amendment thereto, no later than three days after the Record Date that establishes that such Person or group beneficially owns more than 18% of the Company's outstanding Common Shares as of the Record Date, then the APPLICABLE PERCENTAGE shall equal the percentage of such Common Shares of the Company beneficially owned by such Person or group on the Record Date, rounded up to the next highest one-tenth of 1%. At any time after any Person or group becomes an Acquiring Person, the Board of Directors of the Company may exchange the Rights (other than Rights owned by such Person or group which will have become void), in whole or in part, at an exchange ratio of six Common Shares per Right (subject to adjustment).

        The Rights Agreement provides that none of the Company's directors or officers shall be deemed to beneficially own any Common Shares owned by any other director or officer by virtue of such persons acting in their capacities as such, including in connection with the formulation and publication of the Board of Directors' recommendation of its position, and actions taken in furtherance thereof, with respect to an acquisition proposal relating to the Company or a tender or exchange offer for the Common Shares.

        In the event that the Company is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a Person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, six shares of common stock of the acquiring company.

        The Company shall not be required to issue fractional Common Shares upon exercise of the Rights.

        At any time prior to the acquisition by a Person or group of affiliated or associated Persons of beneficial ownership of 20% or more of the outstanding Common Shares, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "REDEMPTION PRICE"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Board of Directors in its sole discretion may establish.

        The terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to (a) reduce the Redemption Price or (b) increase the Purchase Price, except that from and after such time as any Person or group of affiliated or associated Persons becomes an Acquiring Person, no such amendment may adversely affect the interests, as determined in the Board's sole discretion, of the holders of the

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

Rights as a group (other than the Acquiring Person and its affiliates and associates).

        Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, no right to vote or to receive dividends or other distributions.

        A Form of Rights Agreement is filed herewith as an Exhibit. A copy of the Rights Agreement is available free of charge from the Company. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is hereby incorporated herein by reference.

        As of July 13, 2007, there were 4,157,116.626 Common Shares issued and outstanding. As long as the Rights are attached to the Common Shares, the Company will issue one Right with each new Common Share so that each full Common Share will have an attached Right.

ITEM 2.    EXHIBITS.

    EXHIBIT NO.                       DESCRIPTION
    -----------                       -----------

        4.1 Form of Rights Agreement between the Company and the Rights Agent dated as of July 16, 2007

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

                                   SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date as of July 16, 2007

                                 NEUBERGER BERMAN REAL ESTATE INCOME FUND INC.


                                 By:  /s/ Robert Conti
                                    ------------------------------------------
                                 Name: Robert Conti
                                 Title: Vice President

                                  EXHIBIT INDEX
                                  -------------


   EXHIBIT NO.                        DESCRIPTION
   -----------                        -----------

       4.1 Form of Rights Agreement between the Company and the Rights Agent dated as of July 16, 2007





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